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                                                                   EXHIBIT 99.1
[VIDEO NETWORK LOGO]                                               NEWS RELEASE
                                                          FOR IMMEDIATE RELEASE
      Contact: Robert Emery, Video Network Communications, Inc., (603) 334-6741
                                         Investor Relations: William Walkowiak,
                            Lippert/Heilshorn & Associates, Inc. (212) 838-3777


           VIDEO NETWORK COMMUNICATIONS REPORTS RECORD REVENUES FOR
                        FOURTH QUARTER AND FISCAL 2000

                        $20+ MILLION OUTLOOK FOR 2001

         PORTSMOUTH, N.H. (March 14, 2001) -- Video Network Communications, Inc. (Nasdaq: VNCI and VNCIW), a provider of real-time video network communications solutions, today announced fourth quarter and year-end results for the period ended December 31, 2000.

         The Company recognized $3,611,000 in revenue in the fourth quarter of 2000, compared to $439,000 in the fourth quarter of 1999. For the quarter ended December 31, 2000, the Company reported a net loss of $1.1 million, or $.10 per share. This loss compared to a net loss of $4.0 million, or $.45 per share, for the fourth quarter of 1999. For the year ended December 31, 2000, the Company recognized $8.8 million in revenue compared to $2.4 million for the year ended December 31, 1999, an increase of 266%. The net loss was $6.2 million, or $.65 per share, compared to a net loss of $13.0 million, or $2.52 per share for the comparable period last year.

         President and CEO Carl Muscari commented: "2000 was an extremely progressive and exciting year for VNCI. It was our third consecutive year of strong growth and the fourth quarter was our fifth consecutive quarter of revenue growth and operating deficit reduction. VNCI's sales, marketing, and engineering teams clearly demonstrated their unique competence in delivering high-value video network solutions to premier customers across diverse markets. As a result, we are confident in our business plan for 2001 and what should be our first profitable year of operation with revenues in excess of $20 million."

         VNCI is successfully marketing its patented video networking technology in the high end of the expanding collaborative communications market, expected to reach $20 billion by 2003*. In particular, this momentum is expected to favor providers of technology and services that improve productivity and operational efficiency. Today, VNCI's unique hybrid network is

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allowing information-driven organizations in healthcare, education, finance, broadcast production, and the government/military to provide on-demand, TV-quality video communications and access to video content by key individuals or thousands of end users - without major network or service level upgrades.

         Stephen LaMarche, Vice President Sales and Marketing, added: "2000 was a breakthrough year for VNCI. Guided by our business strategy, we developed key accounts in target markets, produced follow-on sales, and formed partnerships that will drive development and sales efforts in 2001 and beyond. These large installations have proven that VNCI video networking solutions deliver efficiency, productivity, and cost savings improvements to our customers. Furthermore, the scalability of the VNCI system ensures that as their networks grow in size and complexity, so will their return on investment. We believe VNCI has the vision and the technology to take a leadership position in the exciting, collaborative networking market."

         During 2000, the Company was successful in establishing customers in vertical markets that have mission-critical video applications. The business plan for 2001 anticipates that these reference accounts will expand their deployments of VNCI's technology and will also serve as reference accounts for potential new customers. Additionally, the Company believes the adoption of video will expand in the business community, as the power of video in all its applications becomes increasingly apparent. The business plan includes expansion of the Company's sales force and increased effectiveness of resellers. The Company, while confident, understands that its prospects are influenced by many risk factors that could adversely affect its business plan and 2001 financial results including potential declines in the economy generally and new competitive technologies. The 2000 10-KSB provides a more fulsome discussion of the Company's undertakings and the associated risks.

         The Company has scheduled an investor conference call for Thursday, March 15, 2001 at 11:00 a.m. A live webcast of the conference call will be available at the VNCI Web site at www.vnci.net. For those who cannot listen to the live broadcast, an audio replay of the call will be available on the Web site for 30 days. A telephone replay of the call will also be available from 1:00 p.m. EST on March 15 until 1:00 p.m. EST on March 22. To listen to the telephone replay, dial 800-633-8284 (858-812-6440 outside the U.S.) and enter reservation number 18241630.

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                     -----------------------------------

ABOUT VIDEO NETWORK COMMUNICATIONS, INC.

         Video Network Communications designs, develops, and markets video distribution systems that provide full-motion, high-resolution video networking, enabling video broadcast distribution, retrieval of stored video-on-demand and interpersonal video communications. VNCI's patented technology allows the VNCI Video System to use the active telephone wiring to bring TV-quality video anywhere there's a phone jack. The Company's ISDN/IP and Universal (ATM) Gateway solutions extend the system's reach from enterprise desktops out to the wide-area-networks (WANs). The Company's common stock and warrants are listed on The Nasdaq SmallCap Market under the symbols "VNCI" and "VNCIW" respectively. VNCI can be found at www.vnci.net.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results and future events may vary significantly based on a number of factors, including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions and other risk factors detailed in the Company's most recent filings with the Securities and Exchange Commission.

*MMTA Forecast
                                    # # #


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                      VIDEO NETWORK COMMUNICATIONS, INC.

                                Balance Sheets

                                                                         December 31,      December 31,
ASSETS                                                                      2000               1999
                                                                            ----               ----
Current assets:
   Cash and cash equivalents                                           $  1,660,051        $  2,594,529

   Accounts receivable                                                    3,020,377             376,580
   Inventory                                                              4,668,938           4,913,115
   Other current assets                                                      42,889             107,379

                  Total current assets                                    9,392,255           7,991,603
                                                                       ------------        ------------
   Property and equipment, net                                              682,815           1,304,785
   Trademarks and patents                                                   269,029             234,343
   Other assets                                                               8,309              68,309
                                                                       ------------        ------------
                                                                       $ 10,352,408        $  9,599,040
                                                                       ============        ============
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Notes payable                                                       $     29,806        $     20,000
   Accounts payable                                                       1,486,949             462,065
   Deferred revenue                                                       2,623,303              28,068
   Accrued liabilities                                                    1,645,516             858,785
   Current portion of notes payable                                         109,102           1,685,536
   Obligations under capital lease, current portion                           7,635               7,798

                  Total current liabilities                               5,902,311           3,062,252

Notes payable                                                             2,855,617           1,717,805
Obligations under capital lease, less current portion                        24,556              37,890

Stockholders' equity:

   Common stock, par value $.01, 30,000,000 shares authorized;
     8,812,141 and 10,667,970 issued and outstanding at
     December 31, 1999 and 2000, respectively                               106,680             888,121

   Additional paid-in capital                                            60,110,721          57,170,884

   Accumulated deficit                                                  (58,647,477)        (52,477,912)
                                                                       ------------        ------------
                  Total stockholders' equity                              1,569,924           4,781,093
                                                                       ------------        ------------

                                                                       $ 10,352,408        $  9,599,040
                                                                       ============        ============


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                      VIDEO NETWORK COMMUNICATIONS, INC.

                           Statements of Operations


                                                For the three months ended             For the year ended
                                                       December 31,                       December 31,
                                                   2000             1999             2000              1999
                                                   ----             ----             ----              ----
Revenues- net                                 $   3,610,998    $     438,564   $    8,769,389    $    2,395,111
Cost of sales                                     2,329,371        1,634,509        5,930,293         2,651,664
                                              --------------   --------------  ---------------   ---------------

Gross margin                                      1,281,627       (1,195,945)       2,839,096          (256,553)
                                              --------------   --------------  ---------------   ---------------

Operating expenses:
       Research and development                     861,313        1,033,467        3,770,234         5,039,981
       Selling, general and administrative        1,464,491        1,728,769        5,008,465         5,419,855
                                              --------------   --------------  ---------------   ---------------

                 Total operating expenses         2,325,804        2,762,236        8,778,699        10,459,836
                                              --------------   --------------  ---------------   ---------------

Loss from operations                             (1,044,177)      (3,958,181)      (5,939,603)      (10,716,389)
Interest income (expense), net                      (61,727)         (29,056)        (229,962)       (2,212,840)
                                              --------------   --------------  ---------------   ---------------

Net loss                                         (1,105,904)      (3,987,237)      (6,169,565)      (12,929,229)

Cumulative Series B Dividend                              -    (       9,003)               -           (31,675)
                                              --------------   --------------  ---------------   ---------------
Net loss attributable to Common shareholders  $  (1,105,904)   $  (3,996,240)  $   (6,169,565)   $  (12,960,904
                                              ==============   ==============  ===============   ===============

Net loss per common share - basic and
diluted                                       $       (0.10)   $       (0.45)  $        (0.65)   $        (2.52)
                                              ==============   ==============  ===============   ===============

Weighted average shares
          outstanding - basic and diluted         10,667,970       8,812,141        9,508,644         5,152,988
                                              ===============  ==============  ===============   ===============
